Exhibit 99.1

BANKRUPTCY COURT APPROVES SALES OF CATTLELOG AND VERIFEYE BUSINESSES

SEBASTIAN, Florida, March 16, 2007 – eMerge Interactive, Inc. (the “Company”) today announced that on March 15, 2007, the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach division (the “Bankruptcy Court”) entered two sales orders (the “Orders”) approving the sales of substantially all of the assets of the Company’s CattleLog and VerifEYE business units.

Pursuant to the Orders, Origin Micro Systems, LLC was the successful bidder in a competitive auction pursuant to Section 363 of the United States Bankruptcy Code and will purchase the Company’s CattleLog, or “Animal Information Solutions,” assets for approximately $1,600,000. Chad, Inc. will purchase the Company’s VerifEYE assets for approximately $370,000. The Company will seek to close both sales transactions as soon as practicable, and the closings of these sales transactions will be subject to customary closing conditions.

There can be no assurances that the Company will be able to complete the transactions involving the liquidation of the CattleLog or VerifEYE assets. The Company expects that if the transactions involving the liquidation of the CattleLog and VerifEYE assets are completed, and the Company is liquidated, the Company will return little or no value to its existing stockholders.

Certain Information About eMerge

eMerge is a technology company focusing on the agricultural and meat processing industries. eMerge’s products include CattleLog, a USDA-approved Process Verified Program providing individual-animal data collection and reporting that enables livestock tracking, verification and branding; the VerifEYE Carcass Inspection System, a real-time, optical inspection system that scans beef carcasses in packing plants; and the Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including funding current operations, the uncertainties of negotiating and completing the proposed transactions to liquidate eMerge’s CattleLog and VerifEYE businesses, obtaining Bankruptcy Court approval of the motions prosecuted by eMerge from time to time, the ability of eMerge to maintain normal terms with vendors, suppliers and service providers, eMerge’s ability to maintain contracts that are critical to its operations, the potential adverse impact of the Chapter 11 case on eMerge’s liquidity or results of operations, eMerge’s ability to retain key executives and managers and employees, eMerge’s ability to retain customers, general economic conditions and other factors discussed in this release and as set forth from time to time in eMerge’s other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.